Exhibit 2.3.1


                                    AGREEMENT

         This Agreement ("Agreement") is made this date by and between CHINA VOICE HOLDING CORP., a New York corporation ("CHVC"), and the parties signatory to this agreement ("Niu xinhong\Xing chunlin").

         Niu xinhong\Xing chunlin desires to sell and CHVC desires to purchase for the benefit of BEIJING CVC COMMUNICATIONS CO. LTD., a China corporation ("BCVC") sixty-five percent (65%) of the issued and outstanding capital stock of CANDID SOFT TECHNOLOGIES CO. LTD. OF BEIJING, a China corporation ("BCT") on the terms and conditions set forth in this Agreement.

         In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1:        SALE

         1.01 Sale of Stock. Niu xinhong\Xing chunlin agrees to sell, convey, transfer, assign, and deliver to BCVC shares representing sixty-five percent (65%) of the issued and outstanding capital stock of the BCT and CHVC agrees to purchase such stock (collectively, the "Stock") on behalf of BCVC.

         1.02 Consideration; Terms of Sale.

                  (a) In consideration of the sale and transfer of the Stock and the representations, warranties, and covenants of Niu xinhong\Xing chunlin set forth in this Agreement, CHVC shall deliver to Niu xinhong\Xing chunlin 2,925,000 shares of common stock of CHVC on the Closing Date. Both parties agree that the consideration and Contingent Consideration, as defined below, have been determined based on the valuation memo attached as Exhibit A.

                  (b)  Niu   xinhong\Xing   chunlin  shall  assign  to  BCT  any
         indebtedness  owed to Niu  xinhong\Xing  chunlin by BCT on the  Closing
         Date.

                  (c) CHVC shall deliver up to 4,000,000 shares of common stock of CHVC to Niu xinhong\Xing chunlin to be distributed based on BCT's net income, as described below ("Contingent Consideration"):

                           (i) For the calendar  years 2006,  2007, and 2008 the
                  Niu xinhong\Xing chunlin shall receive 1 share of common stock for each U.S. $1.00 of net earnings of BCT determined under U.S. Generally Accepted Accounting Principles ("Net Income") in excess of U.S. $600,000 per year.

                           (ii) The total  number  of shares of common  stock of
                  CHVC issued as Contingent Consideration shall not exceed the lesser of 4,000,000 shares or 1 share for each U.S. $1.00 of

                  Net Income of BCT in excess of U.S. $1,800,000 total for the three calendar years 2006, 2007, and 2008.

                  (d) Niu xinhong\Xing chunlin and BCT agree to cooperate with CHVC's auditors, provided that CHVC reimburses Niu xinhong\Xing chunlin reasonable costs of producing information to CHVC's auditors.

         1.03 Directors. At Closing and thereafter the board of directors of BCT shall be reconstituted as a board containing five members, three of which shall be appointed by BCVC and two of which shall be appointed by Niu xinhong\Xing chunlin.

         1.04 Management. Immediately after Closing, BCT shall cause the existing officers of BCT to remain in management for a further term of three years.

         1.05 Closing. The date of execution of this Agreement shall be deemed the "Closing Date" of this transaction.


ARTICLE 2:        SELLER'S REPRESENTATIONS AND WARRANTIES

         Niu xinhong\Xing chunlin hereby represents and warrants to CHVC that the following facts and circumstances are true and correct as of the date of this Agreement:

         2.01 Organization. BCT is a corporation duly organized, validly existing, and in good standing under the laws of China. BCT is qualified to do business in all jurisdictions in which it does business and has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted.

         2.01 Ownership. Niu xinhong\Xing chunlin is the sole owner of the BCT with full right to sell or dispose of the shares of BCT as it may choose.

         2.02 Authority. Niu xinhong\Xing chunlin has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement.

         2.03 Full Disclosure. No representation, warranty, or covenant made to CHVC in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

         2.04 Broker. Neither Niu xinhong\Xing chunlin nor BCT, nor any of BCT's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

         2.05 Compliance with U.S. Securities Laws. (a) Niu xinhong\Xing chunlin acknowledges that CHVC is relying upon the accuracy and completeness of the



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

statements and representations contained in the section in complying with its obligations under the U.S. federal and state securities laws. Niu xinhong\Xing chunlin acknowledges and represents that:

                           (i) Niu xinhong\Xing chunlin is in a financial position to hold the shares of common stock of CHVC (the
                  "Securities") for an indefinite period of time, is able to bear the economic risk of an investment to the Securities and may withstand a complete loss of Niu xinhong\Xing chunlin's investment in the Securities;

                           (ii) The Niu  xinhong\Xing  chunlin believes that it,
                  either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning CHVC and of evaluating the merits and risks of an investment in the Securities;

                           (iii) Niu xinhong\Xing  chunlin has obtained,  to the
                  extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Securities and to the suitability of an investment in the Securities in light of its financial condition and investment needs;

                           (iv) Niu  xinhong\Xing  chunlin  understands  that an
                  investment in the Securities is highly speculative but that it believes that an investment in the Securities is suitable based upon Niu xinhong\Xing chunlin's investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities;

                           (v) Niu xinhong\Xing  chunlin  acknowledges access to
                  full and complete information regarding CHVC and has utilized that access to their satisfaction for the purpose of obtaining information concerning the named entities, an investment in the Securities and the terms and conditions of this offering of the Securities, and has either attended or been given reasonable opportunity to attend a meeting with representatives of CHVC for the purpose of asking questions of, and receiving answers from, these representatives concerning CHVC, an investment in the Securities and the terms and conditions of this offering of the Securities, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

                           (vi) Niu  xinhong\Xing  chunlin  recognizes  that the
                  Securities as an investment involves a high degree of risk;

                           (vii) Niu xinhong\Xing  chunlin represents that there
                  no U.S. persons included in the Niu xinhong\Xing chunlin;

                  (b) Niu xinhong\Xing chunlin has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to exemptions from the registration



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

         requirements of these laws, and that the reliance of CHVC on these exemptions is predicated in part on Niu xinhong\Xing chunlin's representations contained in this section. Niu xinhong\Xing chunlin understands that the Securities can be freely traded one year after the Closing date.

                  (c) Niu xinhong\Xing chunlin represents and warrants that the Securities are being received by Niu xinhong\Xing chunlin in Niu xinhong\Xing chunlin's own name solely for Niu xinhong\Xing chunlin's own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

                  (d) Niu xinhong\Xing chunlin is informed of the significance to CHVC of the foregoing representations, agreements and consents, and they are made with the intention that CHVC may rely upon them and agrees to indemnify CHVC, and its officers, directors and agents (the "Indemnified Parties") for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact misrepresented by Seller in this section.

                  (e) Niu xinhong\Xing chunlin additionally represents that the representations contained in this section have been duly authorized by all necessary action on the part of Niu xinhong\Xing chunlin, has been duly executed by an authorized officer or representative of Niu xinhong\Xing chunlin, and is a legal, valid and binding obligation of Niu xinhong\Xing chunlin enforceable according to its terms.

ARTICLE 3:        CHVC'S REPRESENTATIONS AND WARRANTIES

         CHVC represents and warrants to Niu xinhong\Xing chunlin that:

         3.01 Authority. CHVC has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by CHVC with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which CHVC is a party or by which CHVC is bound that would be violated by consummation of the transactions contemplated by this Agreement.

         3.02 Organization and Standing of CHVC. CHVC is a corporation duly organized, validly existing, and in good standing under the laws of New York, with corporate power to own property and carry on its business as it is now being conducted.

ARTICLE 4:        CONDITIONS TO CHVC'S OBLIGATION TO CLOSE

         The obligation of CHVC to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of CHVC, be waived in writing by CHVC) existing on the date of this Agreement, or such earlier date as the context may require.



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

         4.01 Representations and Warranties. Each of the representations and warranties of Niu xinhong\Xing chunlin in this Agreement and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

         4.02 Compliance With Conditions. Niu xinhong\Xing chunlin shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by Niu xinhong\Xing chunlin.

         4.03 Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, in the sole discretion of CHVC and its counsel, would make it inadvisable for CHVC to Close this transaction.

         4.04 Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of CHVC and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

         4.05 Corporate and Stockholder Action. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by Niu xinhong\Xing chunlin.

ARTICLE 5:        CONDITIONS TO NIU XINHONG\XING CHUNLIN'S OBLIGATION TO CLOSE

         The obligation of Niu xinhong\Xing chunlin to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Niu xinhong\Xing chunlin may be waived in writing by Niu xinhong\Xing chunlin) existing on the date of this Agreement.

         5.01 Corporate Action. CHVC shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by CHVC's corporate secretary, authorizing CHVC to enter into and complete this transaction.

ARTICLE 6:        PARTIES' OBLIGATIONS AT THE CLOSING

         6.01 Obligations of Niu xinhong\Xing chunlin at the Closing. At the Closing, Niu xinhong\Xing chunlin shall deliver or cause to be delivered to BCVC instruments of assignment and transfer of sixty-five percent (65%) of the issued and outstanding capital stock of BCT in form and substance satisfactory to CHVC.

         Niu xinhong\Xing chunlin, at any time before or after the date of this Agreement, shall execute, acknowledge, and deliver to CHVC any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by CHVC. Niu xinhong\Xing chunlin shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by CHVC for the purpose of assigning, transferring, granting, conveying, and confirming to CHVC or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement.



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

         6.02 CHVC's Obligation at Closing. At the Closing, CHVC shall deliver 2,925,000 shares of common stock of CHVC against delivery of the items specified in Paragraph 6.01, above.

ARTICLE 7:        GENERAL PROVISIONS

         7.01 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for a period of three years.

         7.02 Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

         If to Niu xinhong\Xing chunlin:             ____________________
                                             facsimile number: _______________

         If to CHVC:                         China Voice Holding Corp.
                                             17300 N. Dallas Parkway, Suite 2040
                                             Dallas, Texas 75248
                                             facsimile number: 972.381.1211

or to such other address or facsimile number as Niu xinhong\Xing chunlin or CHVC shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

         7.03 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

         7.04 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

         7.05 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the



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subject matter of this Agreement unless the communication is (a) in writing, (b)
bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

         7.06 English and Chinese Version. This agreement is being executed in English language and Chinese language counterparts, both of which shall be equally binding on the parties.

         Signed as of January 18, 2006.

                                   PURCHASER:
                                   ----------

                                   China Voice Holding Corp.


                                   By:  /s/ Hin Hiong Khoo
                                        ------------------
                                        Hin Hiong Khoo, Director



                                   Niu xinhong\Xing chunlin


                                   By:  /s/ Four signatures illegible
                                        -----------------------------

















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



                                    EXHIBIT A

                                 VALUATION MEMO

VALUATION FORMULA TO BCT

The Revenue/Profit is stated as follows:

     Yr 2002 - 190,830/26,022
     Yr 2003 - 1,009,913/188,351
     Yr 2004 - 1,861,214/372,986
     Yr 2005 Est - 2,478,314/619,578

Valuation Approach:

         1. Normal Valuation for private company: 4 to 10 times net earnings, based on average of three years earnings. In this case, total of net revenue for years 2003, 2004, 2005 divided by 3 equals $393,628. Let's round figure to $400,000.

         2. Proposed Valuation:

                  A. Let's take the average net earnings of $400,000. Because of the nature and potential of the business, let me give two allowances:

                           (i) use the highest factor of 10, giving the value of
                  the company at $4,000,000;

                           (ii) give a discount  of 10% from CVC share  value of
                  $1.00, or 90 cents.

         So, the exchange will amount to 4,444,440 of CVC shares. Let's round the figure to 4,500,000. For 65% of the company, the shares to be delivered would be 2,925,000.

                  B. Let's say the company has great potential of future earnings. For every dollar earned, we give 1 CVC share in addition, with a cap at 4 million additional shares.

         So if the net earnings jump to $1 million in Year 2006, the shareholders get an additional 400,000 shares.

         If the net earnings jump to $2 million in Year 2007, the shareholders get an additional 1,400,000 shares,

         If the earnings jump to $3 million in Year 2008, the shareholders get an additional 2,400,000 shares. Because there is a cap of 4 million shares, they get 2,200,000 shares.

         The 4 million shares will terminate at the end of Year 2008, or when the figure of 4 million shares is reached, whichever is earlier.




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

                             POST-CLOSING AGREEMENT

         This Agreement ("Agreement") is made this date by and between CHINA VOICE HOLDING CORP., a New York corporation (CHVC), and the parties signatory to this agreement ("Niu xinhong\Xing chunlin").

         WHEREAS, Niu xinhong\Xing chunlin have sold sixty-five percent (65%) of the issued and outstanding capital stock of CANDID SOFT TECHNOLOGIES CO. LTD. OF BEIJING, a China corporation ("Candidsoft") on the terms and conditions set forth in an Agreement dated January 18, 2006 ("The Purchase Agreement").

         AND WHEREAS, the parties have agreed to certain modifications in the Purchase Agreement,

         NOW, THEREFORE, the parties agree as follows:

         1) All consideration payable to Niu xinhong\Xing chunlin pursuant to the Purchase Agreement shall be payable to Xing Chulin.

         2) CHVC shall issue 2,000,000 shares of CHVC common stock as advance payment on the contingent consideration in recognition of the contracts with "The State Council Leading Group Office of Poverty Allegiation and Development" and the "Navigation Affair Administration Bureau of the Guang Xi Autonomous Region" ("the Contracts").

         3) CHVC shall exert its best efforts to raise funds to be loaned to Candidsoft for finding needs of the Contract.

         4)  The  Candidsoft   shares   issuable   pursuant  to  the  Agreement,
representing 65% of the issued and outstanding shares of Candidsoft, shall be issued to a party designated by CHVC.

         5) Candidsoft and Xing Chulin agree to provide management services for all enterprises of CHVC in China.

         6) Candidsoft shall provide timely accounting information and engage auditors selected by CHVC to provide accounting reports which are necessary for U.S. public company reporting.

         Signed as of September 22, 2006.







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


                                      PURCHASER:
                                      ----------

                                      China Voice Holding Corp.


                                      By:  /s/ Hin Hiong Khoo
                                           ------------------
                                           Hin Hiong Khoo, Director


                                      Niu xinhong\Xing chunlin


                                      By:  /s/ Four signatures illegible
                                          -----------------------------